EXHIBIT 4.2


                      Form of Promissory Note February 2003







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                                                         Exhibit 4.2

                                 PROMISSORY NOTE



PRINCIPLE TERMS:

Effective Date:

Maker:                                      Corniche Group Incorporated

Maker's Mailing Address:                    Corniche Group Inc.
                                            330 South Service Road
                                            Suite 120
                                            Melville, New York 11747
Payee:

Place for Payment:

Principal Amount:

Annual Interest Rate on Unpaid              Twenty percent (20%) per annum
Principal from Effective Date:

Annual Interest Rate on                     Twenty percent (20%) per annum.
Matured Unpaid Amounts:

Terms of Payment (principal and interest)   The entire  Principal  Amount,
                                            together  with  accrued  interest
                                            thereon,  is  payable  in  one
                                            installment 30 days from the
                                            Effective  Date.  Maker reserves the
                                            right to prepay  this  Promissory
                                            Note in any amount at any time
                                            prior to maturity without penalty.


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OTHER TERMS:

1. General. Maker promises to pay to the order of Payee at the place for payment, and according to the terms of payment, the principal amount plus interest at the rates stated above under Principal Terms. All unpaid amounts shall be due by the scheduled payment date.

2. Costs of Collection. If this note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection, including reasonable attorneys' fees and court costs, in addition to other amounts due.

3. Savings Clause. Interest on the debt evidenced by this note shall not exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law, any interest in excess of that maximum amount shall be credited on the

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         principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as if the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

4. Accredited Investor. The Payee hereby certifies that Payee is an "Accredited Investor" (as that term is defined by Regulation D under the Securities Act of 1933, as amended) by checking the following statements that are applicable to Payee:

         [Please CHECK all of the following statements that are applicable to Payee. At least one of the following must be checked.]

         (a) I am an "Accredited Investor" because I had individual income of more than $200,000 in each of the two prior calendar years and I reasonably expect to have individual income in excess of $200,000 during the current calendar year.

         (b) I am an "Accredited Investor" because my spouse and I together had income of more than $300,000 in each of the two prior calendar years and we reasonably expect to have joint income in excess of $300,000 during the current calendar year.

         (c) I am an "Accredited Investor" because I have an individual net worth, or my spouse and I have a joint net worth of more than $1,000,000.

5. Representations of Payee. Payee represents and warrants to Maker as follows:

         (a) Payee has received and examined all information, including financial statements, of or concerning Maker which Payee considers necessary to making an informed decision regarding an investment in this Promissory Note. In addition, Payee has had the opportunity to ask questions of, and receive answers from, the officers and agents of Maker concerning Maker and to obtain such information, to the extent such persons possessed the same or could acquire it without unreasonable effort or expense, as Payee deemed necessary to verify the accuracy of the information referred to herein.

         (b) This Promissory Note is one of a series of Promissory Notes in the aggregate principal amount of up to $100,000. Payee acknowledges and understands that: (i) Maker will use the proceeds of this Promissory Note to enable Maker to commence the establishment of new business operations; (ii) the proceeds of this Promissory Note will not be sufficient to provide Maker with the necessary funds to achieve its current business plan; (iii) Maker does not have sufficient cash available to repay this Promissory Note; and (iv) Payee bears the economic risk of never being repaid on this Promissory Note.
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         (c)      Payee is acquiring this Promissory Note for his own account, for investment purposes only, and not with a view to the resale or distribution of all or any part thereof.

         (d) Payee acknowledges that this Note (i) has not been registered under applicable securities laws, (ii) will be a "restricted security" as defined in applicable securities laws, (iii) has been issued in reliance on the statutory exemptions from registration contemplated by applicable securities laws based (in part) on the accuracy of Payee's representations contained herein, and (iv) will not be transferable without registration under applicable securities laws, unless an exemption from such registration requirements is available.

         (e) Payee understands that the Maker currently has no business operations but plans to establish a business in the medical sector as more fully described in Maker's Current Report on Form 8-K dated February 6, 2003.

         (f) Payee has reviewed and understands Maker's Current Report on Form 8-K dated February 6, 2003 and its quarterly report on the Form 10-Q, three and nine month ended September 30, 2002.

6. Governing Law. This Promissory Note, and all rights and remedies hereunder, will be governed by the laws of the State of New York, without regard to conflicts of law principles.



IN WITNESS WHEREOF, Maker has executed and delivered this Promissory Note as of the Effective Date first stated above.

MAKER:                                                        PAYEE:

CORNICHE GROUP INCORPORATED
         NAME:_______________________



By:________________________________
            ______________________________
Name:  Mark Weinreb

                      Title: President and Chief Executive Offic

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